Exhibit 1.01

Lantronix, Inc.

Conflict Minerals Report

For the Year Ended December 31, 2024

This Conflict Minerals Report (the “Report”) of Lantronix, Inc. (the “Company,” “Lantronix,” “we,” “our,” or “us”) has been prepared pursuant to Rule 13p-1 and Form SD (the “Rule”) promulgated under the Securities Exchange Act of 1934 for the reporting period January 1, 2024 to December 31, 2024.

The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products for which the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals, which we collectively refer to in this Report as the “Conflict Minerals,” are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin and tungsten. The “Covered Countries” for the purposes of the Rule and this Report are the Democratic Republic of the Congo and certain adjoining countries.

We have adopted a Conflict Minerals Policy which is available on our website at www.lantronix.com.

1.	Company Overview

Lantronix is a global Industrial and Enterprise internet of things (“IoT”) provider of solutions that target diversified verticals ranging from Smart Cities, Utilities and Healthcare to Enterprise, Intelligent Transportation, and Industrial Automation. Building on a long history of connectivity and video processing competence, target applications include Video Surveillance, Traffic management, Infotainment systems, Robotics, Edge Computing and Remote Environment Management (“REM”).

2.	Products Overview

We organize our products and solutions into three product lines: Embedded IoT Solutions, IoT System Solutions, and Software & Services.

Embedded IoT Modules

Our portfolio of embedded products provides a comprehensive range of options, including Compute System-on-Module (“SOM”) and System-in-Package (“SIP”) solutions, complemented by wired and wireless network connectivity products. As the level of silicon integration continues to advance, our compute modules offer the capability to collect, analyze, and interpret digital information (e.g., Video, Audio or Sensor data) using specialized artificial intelligence (“AI”)/machine learning algorithms.

Our latest SIP devices are designed to process multiple media streams using Computer Vision (CV) technology, enabling sophisticated edge analytics. These modules are remotely managed via Percepxion™, Lantronix’s Cloud IoT Edge Solution software, offering seamless control and monitoring. Typically embedded into customer product designs, Lantronix’s IoT compute products provide application processing that enables edge solutions for data transformation, computer vision, machine learning, augmented/virtual reality, and custom applications.

Our products are designed with customer needs in mind, offering pre-certified solutions across multiple regions, significantly reducing regulatory certification costs and expediting time-to-market for OEM customers. Additionally, Lantronix provides software tools that further accelerate development, empowering customers to quickly bring their products to market while enhancing their overall value proposition.

Our embedded IoT modules serve a wide range of applications, from industrial automation and automotive systems to smart city infrastructure, positioning us as a leading provider of flexible and scalable solutions in the growing IoT market.

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IoT System Solutions

Our IoT Systems Solutions portfolio includes a wide range of fully functional standalone systems that provide routing, switching or gateway functionalities as well as telematics and media conversion. These products include wired and wireless connections that enhance the value and utility of modern electronic systems and equipment by providing secure network connectivity, power for IoT end devices through Power over Ethernet (“PoE”), application hosting, protocol conversion, media conversion, secure access for distributed IoT deployments and many other functions By offering pre-certified products across multiple regions, Lantronix significantly reduces OEM customers’ regulatory certification costs and speeds up their time-to-market.

Our PoE products support remote devices such as cameras and wireless access points by passing electrical power along with data on Ethernet cabling, eliminating the need for traditional AC/DC electrical power in hard-to-reach locations. As the adoption of smart city technologies accelerates, our switches provide the critical connectivity, bandwidth, and power needed to support intelligent transportation systems and surveillance networks that safeguard citizens.

Our products also incorporate features to perform advanced levels of fault management and diagnostics to troubleshoot networks and proactively fix problems. Its media converters and other customer premise equipment (“CPE”) assist customers in resolving challenges in the areas of bandwidth constraints, security risks and distance limitations as networks extend from local area to wide area networks and adapt to ever-increasing end-user demands.

Our smart tracking devices are designed to deliver robust data logging and positional tracking functionality and reliability for supply chain and logistics solutions. Our telematics devices are designed to be flexible in the field while offering a variety of connectivity options to suit the customers’ needs across 4G, 5G and LTE cellular networks. These power-efficient products are designed to support communications across interfaces and industrial protocols for vehicle, fleet and asset tracking and management. Many of the products are offered with software tools intended to further accelerate Lantronix customers’ time-to-market and increase their value add. Our IoT Telematics products are pre-certified in a number of countries, significantly reducing its OEM customers’ regulatory certification costs and accelerating their time-to-market.

As Edge Computing deployment accelerates, Out-of-Band (OOB) Management allows for full comprehension and control of remote information technology (“IT”) infrastructure across a range of sensors (e.g., temperature, humidity, light, acceleration, open/close, etc.), providing status and alerting while enabling automation and remote control of devices, servers and end stations. OOB uses a dedicated management network to access critical infrastructure components and ensure production-independent connectivity. Remote Management allows organizations to effectively monitor and control their enterprise IT equipment and facilities (environments), either in or out of band, optimizing their IT support resources.

Our Advanced OOB (“AOOB”) product line includes console management, power management and IP-connected keyboard-video-mouse (commonly referred to as “IPKVM”) products that provide remote access to IT and networking infrastructure deployed in test labs, data centers, branch offices, remote sites and server rooms.

Software and Engineering Services

Our SaaS platform offers comprehensive single-pane-of-glass management for OOB and IoT deployments. Our platform enables customers to easily deploy, monitor, manage and automate across their global deployments, all from a single platform login, virtually and seamlessly connected as if located directly on each device. Our platform eliminates the need to have 24/7 personnel on site and makes it easy to observe and address issues quickly, even in large-scale deployments.

For OEMs and System Integrators (“SI”) our platform offers multitenancy functionality for supporting a broad customer base while ensuring customer separation and data security. Over the Air (“OTA”) updates, streamlines the process of security patches, firmware upgrades and configuration changes, keeping devices up to date and secure.

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We leverage our deep engineering expertise and product development best practices to deliver high-quality, innovative products cost-effectively and on schedule. Our engineering services model is flexible, offering either turnkey product development or team augmentation to accelerate complex product development challenges, such as camera tuning, voice control, machine learning, AI, computer vision, augmented/virtual reality, and more.

In addition to our production-ready edge computing solutions, we offer experienced multidisciplinary engineering services across complete aspects of IoT product development, including hardware, software, mechanical engineering, rapid prototyping, and quality assurance. Our specialized services also extend to camera, audio, and AI/ML development, ensuring our customers can bring cutting-edge products to market faster and with greater reliability.

Our engineering design services are a key component of our business model, enabling clients to accelerate product development and market readiness. The services focus on designing and developing high-quality, innovative IoT and embedded solutions. We leverage extensive expertise in hardware and software engineering to provide custom designs for complex applications, helping customers reduce costs and time-to-market while improving performance and reliability.

Our design services are especially valuable in the development of IoT systems, remote management solutions, and edge computing applications. Our engineering teams have experience across a range of technologies, including embedded systems, wireless connectivity, and custom hardware. By integrating these design services, we offer end-to-end support, from concept through to manufacturing, allowing businesses to focus more on core operations while still achieving advanced technological outcomes.

This strategy positions us as a go-to partner for companies needing specialized engineering capabilities for industrial, automotive, medical, and other high-tech applications.

3.	Supply Chain Overview

Our manufacturing operations are primarily conducted through third-party contract manufacturers located in Asia. Our contract manufacturers, in turn, source the raw materials, components and integrated circuits used to manufacture our products from numerous sub-tier suppliers. We currently have four active contract manufacturers in Asia who are the direct suppliers of substantially all of our products. In addition, we have identified approximately 155 active indirect suppliers who supply components used in our products to our contract manufacturers.

Our supply chain is complex. There are multiple tiers in the supply chain between Lantronix and the mines and smelters that produce Conflict Minerals. In this regard, we do not purchase Conflict Minerals directly from mines, smelters or refiners. As a result, we must rely upon our direct and indirect suppliers to provide information on the origin of the Conflict Minerals contained in our products, including sources of Conflict Minerals that are supplied to them from sub-tier suppliers.

4.	Conflict Minerals Compliance Process

We have implemented a reasonable country of origin inquiry process and designed due diligence measures to conform in all material respects with the framework in The Organization for Economic Co-operation and Development (the “OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Guidelines”).

Reasonable Country of Origin Inquiry. Our reasonable inquiry into the source countries of Conflict Minerals found in our products (“Reasonable Country of Origin Inquiry”) was designed to provide a reasonable basis for us to determine whether we source Conflict Minerals from the Covered Countries. The methods we used to try to determine the origin of Conflict Minerals in our products included (1) soliciting survey responses from relevant direct and indirect suppliers of components of our products, using the standard Conflict Minerals Reporting Template (the “CMRT”) designed by the Responsible Minerals Initiative (the “RMI”), which is an initiative of the Electronic Industry Citizenship Coalition and the Global e-Sustainability Initiative; (2) reviewing responses that we received from our direct and indirect suppliers and following up on inconsistent, incomplete, and inaccurate responses; and (3) sending reminders to suppliers who did not respond to our requests for information.

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Management Systems. We have communicated our Conflict Minerals Policy, which includes a reference to the OECD Guidelines, to our suppliers and customers. This policy is publicly available on our website at www.lantronix.com. We also have an internal team tasked with supporting supply chain due diligence. All responses from suppliers to our inquiries regarding Conflict Minerals are recorded and stored. There is also a program in place to improve the quality and number of supplier responses. Conflict Minerals compliance is included in new commercial supply contracts and written agreements. Our existing internal whistleblower policy provides a company-level grievance mechanism which covers reporting securities law compliance issues including those regarding Conflict Minerals sourcing.

Identifying and Assessing Risk in Our Supply Chain. Because of the nature of our supply chain, it is difficult for us to identify actors upstream from our suppliers. Accordingly, while we participate in industry-wide initiatives, we ultimately must rely on our suppliers to provide information on actors upstream from them. In most cases, our suppliers are themselves several steps removed from the smelters and refiners of the Conflict Minerals contained in the component parts incorporated into our products. We have a process to review supplier responses for accuracy and completeness, follow up with delinquent suppliers, and update supplier information.

Strategy for Responding to Risks. A risk management process has been adopted to evaluate our suppliers periodically with respect to a number of criteria, including compliance with our Conflict Minerals Policy. Updates to this risk management process are provided regularly to senior management. If Lantronix discovers the use of Conflict Minerals used in any material, parts or components we procure are not “DRC conflict free,” we will attempt to work with the supplier concerned to correct the situation and/or take other appropriate actions to transition to “DRC conflict free” alternatives.

Independent Third Party Audit of Supply Chain Due Diligence. We do not have direct relationships with Conflict Minerals smelters or refiners and do not perform or direct audits of these entities within our supply chain. We intend to rely on the risk management and due diligence processes of the RMI Responsible Minerals Assurance Program (“RMAP”), including the program’s independent third-party audit process.

Report on Supply Chain Due Diligence. In accordance with the OECD Guidelines and the Rule, this Report is available on our website at www.lantronix.com.

5.	Efforts to Determine Origins of Conflict Minerals in our Products

Based on the breadth and complexity of our products and supply chain, we believe that seeking information about Conflict Minerals smelters and refiners in our supply chain from our direct and indirect suppliers represents the most reasonable effort we can make to determine the mines or locations of origin of the Conflict Minerals in our products.

Supplier Surveys. We conducted a survey of our direct and indirect suppliers using the CMRT. The CMRT was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain.

Survey Responses and Follow-up Engagement. During our Reasonable Country of Origin Inquiry and related due diligence efforts, we sent the CMRT to approximately 155 direct and indirect suppliers and received responses from 100% of the suppliers surveyed. We also reviewed the responses to determine which required further engagement with our suppliers. Based on our communications with suppliers we gathered information regarding a portion of the smelters or refineries of Conflict Minerals in our supply chain.

The large majority of the responses to the CMRT that we received for 2024 provided data at the supplier company-wide level, rather than at a level directly relating to specific part numbers that the supplier supplies to us, or were otherwise unable to specify the smelters or refiners used for components supplied to us. As a result, we do not have sufficient information from our suppliers or other sources to determine the country of origin of the Conflict Minerals used in our products or identify the facilities used to process those Conflict Minerals.

6.	Process Improvements

Using our due diligence processes, we hope to further improve transparency into our supply chain. We continue to engage with our suppliers with the goal of increasing supplier response rates and improving the content of the supplier survey responses we receive. We also continue to work with our suppliers to encourage them to source from certified RMAP smelters, when sourcing material from the Covered Countries.

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